                    PARTNERSHIP INTEREST PURCHASE AGREEMENT

                                 BY AND BETWEEN

                           TCID OF PUERTO RICO, INC.

                                      AND

                          JOSLIN COMMUNICATIONS CORP.

                                  DATED AS OF

                               January ____, 1997

1. DEFINITIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.1 AFFILIATE  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.2 ASSETS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.3 BASIC SERVICES   . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.4 BUSINESS   . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.5 BUSINESS DAY   . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.6 CONSULTING AGREEMENT   . . . . . . . . . . . . . . . . . . . . . .  2
       1.7 CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2
       1.8 CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       1.9 ENCUMBRANCE  . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       1.10 ENVIRONMENTAL LAW   . . . . . . . . . . . . . . . . . . . . . . .  3
       1.11 EQUIPMENT   . . . . . . . . . . . . . . . . . . . . . . . . . . .  3
       1.12 EQUIVALENT BASIC SUBSCRIBERS (OR EBSS)  . . . . . . . . . . . . .  3
       1.13 ERISA   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       1.14 EXPANDED BASIC SERVICE  . . . . . . . . . . . . . . . . . . . . .  4
       1.15 GAAP  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  4
       1.16 GOVERNMENTAL AUTHORITY  . . . . . . . . . . . . . . . . . . . . .  4
       1.17 GOVERNMENTAL PERMITS  . . . . . . . . . . . . . . . . . . . . . .  4
       1.18 HAZARDOUS SUBSTANCES  . . . . . . . . . . . . . . . . . . . . . .  4
       1.19 INDEMNIFIED LIABILITIES   . . . . . . . . . . . . . . . . . . . .  5
       1.20 INDEMNIFIED LOSSES  . . . . . . . . . . . . . . . . . . . . . . .  5
       1.21 INTANGIBLES   . . . . . . . . . . . . . . . . . . . . . . . . . .  5
       1.22 KNOWLEDGE   . . . . . . . . . . . . . . . . . . . . . . . . . . .  5
       1.23 LEGAL REQUIREMENT   . . . . . . . . . . . . . . . . . . . . . . .  5
       1.24 LOAN AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . . .  5
       1.25 MANAGEMENT AGREEMENT  . . . . . . . . . . . . . . . . . . . . . .  5
       1.26 PARTNERSHIP AGREEMENT   . . . . . . . . . . . . . . . . . . . . .  5
       1.27 PARTNERSHIP INTERESTS   . . . . . . . . . . . . . . . . . . . . .  5
       1.28 PARTNERSHIP NOTE  . . . . . . . . . . . . . . . . . . . . . . . .  5
       1.29 PAY TV  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       1.30 PERMITTED ENCUMBRANCES  . . . . . . . . . . . . . . . . . . . . .  6
       1.31 PERSON  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       1.32 PLEDGE AGREEMENT  . . . . . . . . . . . . . . . . . . . . . . . .  6
       1.33 REAL PROPERTY   . . . . . . . . . . . . . . . . . . . . . . . . .  6
       1.34 REQUIRED CONSENTS   . . . . . . . . . . . . . . . . . . . . . . .  6
       1.35 SERVICE AREA  . . . . . . . . . . . . . . . . . . . . . . . . . .  6
       1.36 STATE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       1.37 SYSTEM  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       1.38 TCID NOTES  . . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       1.39 THIRD PARTY   . . . . . . . . . . . . . . . . . . . . . . . . . .  7
       1.40 OTHER DEFINITIONS   . . . . . . . . . . . . . . . . . . . . . . .  7

2. SALE OF ASSETS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       2.1 PURCHASE AND SALE OF ASSETS  . . . . . . . . . . . . . . . . . . .  8
3. CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       3.1 CONSIDERATION  . . . . . . . . . . . . . . . . . . . . . . . . . .  8
       3.2 ADJUSTMENTS TO PURCHASE PRICE  . . . . . . . . . . . . . . . . . .  8
4. REPRESENTATIONS ND WARRANTIES OF SELLER  . . . . . . . . . . . . . . . . .  9
       4.1 ORGANIZATION AND QUALIFICATION   . . . . . . . . . . . . . . . . .  9
       4.2 AUTHORITY AND VALIDITY   . . . . . . . . . . . . . . . . . . . . . 10
       4.3 NO BREACH OR VIOLATION   . . . . . . . . . . . . . . . . . . . . . 10
       4.4 PARTNERSHIP INTERESTS  . . . . . . . . . . . . . . . . . . . . . . 11
       4.5 ASSETS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 11
       4.6 GOVERNMENTAL PERMITS   . . . . . . . . . . . . . . . . . . . . . . 11
       4.7 CONTRACTS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.8 REAL PROPERTY  . . . . . . . . . . . . . . . . . . . . . . . . . . 12
       4.9 ENVIRONMENTAL MATTERS  . . . . . . . . . . . . . . . . . . . . . . 12
       4.10 COMPLIANCE WITH LAW   . . . . . . . . . . . . . . . . . . . . . . 13
       4.11 PATENTS, TRADEMARKS, AND COPYRIGHTS   . . . . . . . . . . . . . . 14
       4.12 FINANCIAL STATEMENTS  . . . . . . . . . . . . . . . . . . . . . . 15
       4.13 LEGAL PROCEEDINGS   . . . . . . . . . . . . . . . . . . . . . . . 15
       4.14.TAX RETURNS; OTHER REPORTS  . . . . . . . . . . . . . . . . . . . 15
       4.15 EMPLOYMENT MATTERS  . . . . . . . . . . . . . . . . . . . . . . . 16
       4.16 FINDERS AND BROKERS   . . . . . . . . . . . . . . . . . . . . . . 16
       4.17 DISCLOSURE  . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
5. BUYERS REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . . . . . . . . 17
       5.1 ORGANIZATION AND QUALIFICATION   . . . . . . . . . . . . . . . . . 17
       5.2 AUTHORITY AND VALIDITY   . . . . . . . . . . . . . . . . . . . . . 17
       5.3 NO BREACH OR VIOLATION   . . . . . . . . . . . . . . . . . . . . . 17
       5.4 FINDERS AND BROKERS  . . . . . . . . . . . . . . . . . . . . . . . 18
6. ADDITIONAL COVENANTS . . . . . . . . . . . . . . . . . . . . . . . . . . . 18
       6.1 ACCESS TO PREMISES AND RECORDS   . . . . . . . . . . . . . . . . . 18
       6.2 CONTINUITY AND MAINTENANCE OF OPERATIONS; FINANCIAL STATEMENTS   . 18
       6.3 REQUIRED CONSENTS  . . . . . . . . . . . . . . . . . . . . . . . . 19
       6.4 HSR NOTIFICATION   . . . . . . . . . . . . . . . . . . . . . . . . 20
       6.5 NO SHOPPING  . . . . . . . . . . . . . . . . . . . . . . . . . . . 20
       6.6 NOTIFICATION OF CERTAIN MATTERS  . . . . . . . . . . . . . . . . . 20
       6.7 RISK OF LOSS; CONDEMNATION   . . . . . . . . . . . . . . . . . . . 21
       6.8 LIEN AND JUDGEMENT SEARCHES  . . . . . . . . . . . . . . . . . . . 21
       6.9 TRANSFER TAXES   . . . . . . . . . . . . . . . . . . . . . . . . . 22
       6.10 NONCOMPETITION AGREEMENT  . . . . . . . . . . . . . . . . . . . . 22
       6.11 UPDATED SCHEDULES   . . . . . . . . . . . . . . . . . . . . . . . 22
       6.12 SATISFACTION OF CONDITIONS  . . . . . . . . . . . . . . . . . . . 22
       6.13 EMPLOYEE MATTERS  . . . . . . . . . . . . . . . . . . . . . . . . 22
       6.14 CONFIDENTIALITY   . . . . . . . . . . . . . . . . . . . . . . . . 22
       6.15 BUYER COOPERATION   . . . . . . . . . . . . . . . . . . . . . . . 23

       6.16 TAX RETURNS   . . . . . . . . . . . . . . . . . . . . . . . . . . 23
       6.17 INCENTIVE PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . 23
       6.18 PHASE I REPORTS   . . . . . . . . . . . . . . . . . . . . . . . . 24
       6.19 PROMISSORY NOTES  . . . . . . . . . . . . . . . . . . . . . . . . 24
7. CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 24
8. CONDITIONS TO CLOSING  . . . . . . . . . . . . . . . . . . . . . . . . . . 24
       8.1 CONDITIONS TO THE OBLIGATIONS OF BUYER AND SELLER  . . . . . . . . 24
       8.2 CONDITIONS TO THE OBLIGATIONS OF BUYER   . . . . . . . . . . . . . 25
       8.3 CONDITIONS TO OBLIGATIONS OF SELLER  . . . . . . . . . . . . . . . 27
       8.4 WAIVER OF CONDITIONS   . . . . . . . . . . . . . . . . . . . . . . 28
9. TERMINATION  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 28
       9.1 EVENTS OF TERMINATION  . . . . . . . . . . . . . . . . . . . . . . 28
       9.2 LIABILITIES IN EVENT OF TERMINATION  . . . . . . . . . . . . . . . 28
       9.3 PROCEDURE UPON TERMINATION   . . . . . . . . . . . . . . . . . . . 28
10. SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION . . . . . . . 28
       10.1 SURVIVAL OF REPRESENTATIONS AND WARRANTIES  . . . . . . . . . . . 28
       10.2 INDEMNIFICATION BY SELLER   . . . . . . . . . . . . . . . . . . . 29
       10.3 INDEMNIFICATION BY BUYER  . . . . . . . . . . . . . . . . . . . . 30
       10.4 THIRD PARTY CLAIMS  . . . . . . . . . . . . . . . . . . . . . . . 30
       10.5 LIMITATIONS ON INDEMNIFICATION - SELLER   . . . . . . . . . . . . 31
       10.6 FLOOR ON INDEMNIFICATION  . . . . . . . . . . . . . . . . . . . . 31
       10.7 CAPS ON INDEMNIFICATION   . . . . . . . . . . . . . . . . . . . . 32
       10.8 RELEASE   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 32
       10.9 LIMITATION ON REMEDIES  . . . . . . . . . . . . . . . . . . . . . 32
11. MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       11.1 PARTIES OBLIGATED AND BENEFITED   . . . . . . . . . . . . . . . . 33
       11.2 NOTICES   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 33
       11.3 ATTORNEYS' FEES   . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.4 RIGHT TO SPECIFIC PERFORMANCE   . . . . . . . . . . . . . . . . . 34
       11.5 WAIVER  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.6 CAPTIONS  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.7 CHOICE OF LAW   . . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.8 TERMS   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.9 RIGHTS CUMULATIVE   . . . . . . . . . . . . . . . . . . . . . . . 34
       11.10 FURTHER ACTIONS  . . . . . . . . . . . . . . . . . . . . . . . . 34
       11.11 TIME   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.12 LATE PAYMENTS  . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.13 COUNTERPARTS   . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.14 ENTIRE AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . 35
       11.15 SEVERABILITY   . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.16 CONSTRUCTION   . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.17 EXPENSES   . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
       11.18 BUY/SELL PROVISIONS  . . . . . . . . . . . . . . . . . . . . . . 35

                                   SCHEDULES


SCHEDULE 1                  BUSINESS
SCHEDULE 2                  GOVERNMENT PERMITS
SCHEDULE 3                  CONTRACTS
SCHEDULE 4                  REQUIRED CONSENTS
SCHEDULE 5                  EQUIPMENT
SCHEDULE 6                  REAL PROPERTY
SCHEDULE 7                  SECURITY INTERESTS
SCHEDULE 8                  COMPLIANCE WITH LAW
SCHEDULE 9                  EXCEPTIONS TO FINANCIAL STATEMENTS
SCHEDULE 10                 PROCEEDINGS AND JUDGMENTS
SCHEDULE 11                 TAXES
SCHEDULE 12                 EMPLOYEE MATTERS
EXHIBIT A                   PARTNERSHIP AGREEMENT
EXHIBIT B                   ASSIGNMENT AND ASSUMPTION OF PARTNERSHIP INTERESTS
EXHIBIT C                   NONCOMPETITION AGREEMENT
EXHIBIT D                   SELLER'S AFFIDAVIT
EXHIBIT E                   TERMINATION AGREEMENT
EXHIBIT F                   SELLER'S OPINION
EXHIBIT G                   BUYER'S OPINION

                    PARTNERSHIP INTEREST PURCHASE AGREEMENT


       This Partnership Interest Purchase Agreement ("Agreement") is made as of the __ day of January, 1997, by and between TCID of Puerto Rico, Inc., a Nevada corporation ("Buyer"), and Joslin Communications Corp., a Delaware corporation ("Seller").


                                    RECITALS

       Caguas/Humacao Cable Systems, a Connecticut general partnership (the "Partnership"), is the owner and operator of certain cable television systems serving subscribers in and around Caguas, Gurabo, San Lorenzo, Humacao, Juncos, Las Piedras, Yabucoa, Cayey, Cidra, Aibonito, Comerio, Barranquitas, Narajito, and Aguas Buenas, Puerto Rico.

       Buyer is the holder of a 50% general partnership interest in the Partnership.

       Upon formation of the Partnership, Seller, the managing general partner, held a 30% general partnership interest in the Partnership.

       Upon formation of the Partnership, PGC, Inc., a Puerto Rico corporation ("PGC"), held a 15% general partnership interest in the Partnership.

       Upon formation of the Partnership, Rowal Electronics Company, Inc., a Puerto Rico corporation ("REI"), held a 5% general partnership interest in the Partnership. Each of Seller, Buyer, PGC and REI are referred to herein as the "Partners."

       Pursuant to an Acquisition Agreement, dated as of July 15, 1986, among Placido Gonzalez and Lucia Munoz de Gonzalez, Robert J. Walser and Georgia Colon de Walser and Raymond E. Joslin ("Joslin"), Joslin (or his assignee) had an option ("Option") to acquire the general partnership interests in the
Partnership held by PGC and REI (the "Other Partners").   On June 8, 1987,
Joslin assigned his rights under the Option to Seller. Seller exercised the Option on December 23, 1996 and acquired the general partnership interests held by the Other Partners. Seller currently is the holder of a 50% general partnership interest in the Partnership.

              Seller desires to sell to Buyer, and Buyer desires to buy from Seller, all of Seller's partnership interests in the Partnership after the exercise of the Option, free and clear of all liens other than Permitted Encumbrances, on the terms and conditions set forth herein.

                                   AGREEMENT

       In consideration of the above recitals and the mutual agreements stated in this Agreement, the parties agree as follows:

1.     DEFINITIONS.

In addition to terms defined elsewhere in this Agreement, the following capitalized terms, when used in this Agreement, will have the meanings set forth below:

       1.1. Affiliate. With respect to any Person, any other Person controlling, controlled by or under common control with such Person, with "control" for such purpose meaning the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or voting interests, by contract or otherwise.

       1.2. Assets. All properties, privileges, rights, interests and claims, real and personal, tangible and intangible, of every type and description that are owned, leased, held, used or useful in the Partnership, including Governmental Permits, Intangibles, Contracts, Equipment, Real Property and deposits relating to the Business that are held by third parties for the account of the Partnership or for security for the Partnership's performance of its obligations.

       1.3. Basic Services. The lowest tier of service offered to subscribers of a System for which a subscriber pays a fixed monthly fee to the partnership.

       1.4. Business. The cable television business conducted by the Partnership on the date of this Agreement through one or more Systems in and around the Service Area, as described on SCHEDULE 1.

       1.5. Business Day. Any day other than Saturday, Sunday or a day on which banking institutions in Denver, Colorado, Caguas or Humacao, Puerto Rico or New York, New York are required or authorized to be closed.

       1.6. Consulting Agreement. The Consulting Agreement, dated as of June 8, 1987, among the Partnership and the Other Partners.

       1.7. Contracts. All contracts and agreements, other than Governmental Permits and those relating to Real Property, pertaining to the ownership, operation and maintenance of the Assets or the Business or used or held for use in the Business, as described on SCHEDULE 3.

       1.8. Closing. The consummation of the transactions contemplated by this Agreement, as described in Section 7, the date of which is referred to as the Closing Date.

       1.9. Encumbrance. Any mortgage, lien, security interest, security agreement, conditional sale or other title retention agreement, limitation, pledge, option, charge, assessment, restrictive agreement, restriction, encumbrance, adverse interest, restriction on transfer or any exception to or defect in title or other ownership interest (including reservations, rights of way, possibilities of reverter, encroachments, easements, rights of entry, restrictive covenants, leases and licenses).

       1.10. Environmental Law. Any applicable Legal Requirement relating to pollution or protection of public health, safety or welfare or the environment, including those relating to emissions, discharges, releases or threatened releases of Hazardous Substances into the environment (including ambient air, surface water, ground water or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Substances.

       1.11. Equipment. All electronic devices, trunk and distribution coaxial and optical fiber cable, amplifiers, power supplies, conduit, vaults and pedestals, grounding and pole hardware, subscriber's devices (including converters, encoders, transformers behind television sets and fittings), headend hardware (including origination, earth stations, transmission and distribution system), test equipment, vehicles and other tangible personal property owned, leased, used or held for use in the Business, as described on
SCHEDULE 5 (and with respect to leased Equipment, on SCHEDULE 3).

       1.12. Equivalent Basic Subscribers (or EBSs). As of any date of determination and for each franchise area served by a System, the sum of (a) the total number of private residential customer accounts that are billed by individual unit (regardless of whether such accounts are in single-family homes or in individually billed units in apartment buildings and other multi-unit buildings) (exclusive of (i) "second connects" and "additional outlets" as such terms are commonly understood in the cable television industry, and (ii) accounts that are not charged or are charged less than the standard monthly service fees and charges then in effect for such System for Basic Services) for Basic Services and (b) the quotient of (i) the total monthly billings for sales of Basic Services and Expanded Basic Services by such System during the most recent month ended prior to the date of calculation to commercial, bulk-billed and other accounts not billed by individual unit (whether on a discounted or undiscounted basis), but excluding billings in excess of a single month's charges for any account, divided by (ii) the standard monthly combined rate (without discount of any kind) charged to individually billed subscribers for Basic Services and Expanded Basic Services in effect during such month, which monthly rate will not be less than the rates specified in SCHEDULE 1. For purposes of calculating the number of EBSs, there will be excluded all individually billed accounts whose account is, and all billings to any commercial, bulk-billed and other accounts not billed by individual unit that are, more than 60 days past due from the invoice date in the payment of any amount in excess of $5.00.

       1.13. ERISA. The Employee Retirement Income Security Act of 1974, as amended.

       1.14. Expanded Basic Service. Any video programming provided over a cable television system, regardless of service tier other than Basic Services and video programming offered on a per channel or per program basis.

       1.15. GAAP. Generally accepted accounting principles as in effect from time to time in the United States of America, consistently applied.

       1.16. Governmental Authority. (a) The United States of America, (b) any State, commonwealth, territory or possession of the United States of America and any political subdivision thereof (including counties, municipalities and the like), (c) any foreign (as to the United States of America) sovereign entity and any political subdivision thereof, or (d) any agency, authority or instrumentality of any of the foregoing, including any court, tribunal, department, bureau, commission or board.

       1.17. Governmental Permits. All franchises, approvals, authorizations, permits, licenses, easements, registrations, qualifications, leases, variances and similar rights obtained from any Governmental Authority, including those set forth on SCHEDULE 2.

       1.18. Hazardous Substances. Any pollutant, contaminant, chemical, industrial, toxic, hazardous or noxious substance or waste which is regulated by any Governmental Authority, including (a) any petroleum or petroleum compounds (refined or crude), flammable substances, explosives, radioactive materials or any other materials or pollutants which pose a hazard or potential hazard to the Real Property or to Persons in or about the Real Property or cause the Real Property to be in violation of any laws, regulations or ordinances of federal, State or applicable local governments, (b) asbestos or any asbestos-containing material of any kind or character, (c) polychlorinated biphenyls ("PCBs"), as regulated by the Toxic Substances Control Act, 15 U.S.C.
Section 2601 et seq., (d) any materials or substances designated as "hazardous substances" pursuant to the Clean Water Act, 33 U.S.C. Section 1251 et seq.,
(e) "economic poison," as defined in the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 135 et seq., (f) "chemical substance," "new chemical substance" or "hazardous chemical substance or mixture" pursuant to the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., (g) "hazardous substances" pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. Section 9601 et seq. and (h) "hazardous waste" pursuant to the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq.

       1.19.  Indemnified Liabilities.   (A) The Partnership's obligations to
subscribers of the Business for the delivery of cable television service to subscribers of the Business after the Closing Date; (B) liabilities and obligations shown on the financial statements of the Partnership as of November 30, 1996; (C) liabilities and obligations of the Partnership arising in the ordinary course since November 30, 1996 and not in violation of Seller's obligations hereunder; and (D) obligations accruing and relating to periods after the Closing Date under Governmental Permits listed on SCHEDULE 2 (to the extent that such Governmental Permits are transferable) and Contracts listed on
SCHEDULE 3.

       1.20. Indemnified Losses. Seller's Indemnified Losses and Buyer's Indemnified Losses.

       1.21. Intangibles. All intangible assets, including subscriber lists, accounts receivable, claims, patents, copyrights and goodwill, if any, owned, used or held for use in the Business.

       1.22. Knowledge. The actual knowledge of a particular matter of Raymond E. Joslin or Jose Romero.

       1.23. Legal Requirement. Any statute, ordinance, code, law, rule, regulation, order or other requirement, standard or procedure enacted, adopted or applied by any Governmental Authority, including common law.

       1.24. Loan Agreement. Amended and Restated Loan Agreement dated July 30, 1993 (effective January 1, 1993) between the Partnership and Philips Credit Company, which was subsequently assigned to Lazard Freres & Co. LLC ("Lazard") on October 26, 1995.

       1.25. Management Agreement. The Management Agreement, dated as of June 8, 1987, among the Partnership and the Partners.

       1.26. Partnership Agreement. The Partnership Agreement of the Partnership dated February 14, 1987, as amended by Amendment No. 1 dated June 8, 1987 among the Partners and Amendment No. 2 dated November 6, 1987, a copy of which is attached hereto as Exhibit A.

       1.27. Partnership Interests. As of the date of this Agreement, a fifty percent general partnership interest in the Partnership, which represents all of the partnership interests in the Partnership owned by Seller.

       1.28. Partnership Note. The Promissory Note, dated June 8, 1987, from the Partnership to Seller in the principal amount of $167,000.

       1.29. Pay TV. Premium programming services selected by and sold to subscribers on an a la carte basis for monthly fees in addition to the fee for Basic Services or Expanded Basic Services.

       1.30. Permitted Encumbrances. The following Encumbrances: (a) liens for taxes, assessments and governmental charges not yet due and payable; (b) zoning laws and ordinances and similar Legal Requirements; (c) rights reserved to any Governmental Authority to regulate the affected property; (d) as to Real Property interests, any easements, rights-of-way, servitudes, permits, restrictions and minor imperfections or irregularities in title which are reflected in the public records and which do not individually or in the aggregate interfere with the right or ability to own, use or operate the Real Property or to convey good, marketable and indefeasible title to such Real Property; (e) all restrictions, liabilities and obligations under the Partnership Agreement; (f) all liens, security interests, mortgages and other security arrangements relating to the Assets which are held by Lazard in connection with the Loan Agreement; (g) the following encumbrances: (i) statutory liens of carriers, warehousemen, mechanics, materialmen and other similar liens imposed by law that are incurred in the ordinary course; and (ii) liens incurred in the ordinary course in connection with workers' compensation, unemployment insurance and other types of social security; and those encumbrances set forth in SCHEDULE 7 attached hereto; provided that classification of any item as a Permitted Encumbrance will not affect any liability Seller may have for such item, including pursuant to any indemnity obligation under this Agreement.

       1.31. Person. Any natural person, corporation, partnership, trust, unincorporated organization, association, limited liability company, Governmental Authority or other entity.

       1.32. Pledge Agreement. The Partnership Pledge and Assignment Agreement dated June 8, 1987 among the Partnership, the Partners and Philips Credit Corporation, as assigned to Lazard on October 26, 1995.

       1.33. Real Property. All Assets consisting of realty, including appurtenances, improvements and fixtures located on such realty (including cable plant), and any other interests in real property, including fee interests, leasehold interests and easements, wire crossing permits, rights of entry (except agreements related to multiple dwelling units) described on
SCHEDULE 6.

       1.34. Required Consents. All franchises, licenses, authorizations, approvals and consents required under Governmental Permits, Contracts or otherwise for Buyer to acquire the Partnership Interests from Seller.

       1.35. Service Area. The area in which the Partnership operates the Business, specifically in and around Caguas, Gurabo, San Lorenzo, Humacao, Juncos, Las Piedras and Yabucoa, Cayey, Cidra, Aibonito, Comerio, Barranquitas, Nararjito, Aguas Buenas and Orocovis, Puerto Rico.

       1.36. State. The fifty states of the United States and the Commonwealth of Puerto Rico.

       1.37. System. A complete cable television reception and distribution system operated in the conduct of the Business, consisting of one or more headends, subscriber drops and associated electronic and other equipment, and which is, or is capable of being without modification, operated as an independent system without interconnections to other systems. Any systems which are interconnected or which are served in total or in part by a common headend will be considered a single System.

       1.38. TCID Note. The note dated as of June 8, 1987, payable by Joslin to TCI Development Corp. in the principal amount of $83,000.

       1.39. Third Party. Any Person other than Seller or Buyer and its Affiliates.

       1.40. Other Definitions. The following terms are defined in the Sections indicated:

              Term                                       Section
              ----                                       -------
              Action                                        10.4
              Antitrust Division                             6.4
              Buyer's Indemnified Losses                    10.3
              Closing Date                                  1.11
              Closing Incentive                             6.17
              CRIM                                         3.2.1
              FCC                                            4.6
              Financial Statements                          4.12
              FTC                                            6.4
              Holdback Amount                                3.1
              Holdback Base                                 6.17
              Holdback Incentive                            6.17
              HSR Act                                        6.4
              Incentive Base                                6.17
              Incentive Plan                                6.17
              Indemnified Party                             10.4
              Indemnifying Party                            10.4
              Joslin                                    Recitals
              Lazard                                        1.26
              Loan Agreement                            Recitals
              1992 Cable Act                              4.10.4
              Option                                    Recitals
              Other Partners                            Recitals
              Partnership                               Recitals
              PGC                                       Recitals
              Purchase Note                                 6.19
              Purchase Price                                 3.1
              REI                                       Recitals
              Rate Regulation Documents                   4.10.4
              Seller's Indemnified Losses                   10.2
              Taking                                       6.7.2
              Transaction Documents                          4.2

2.     SALE OF ASSETS.

       2.1. Purchase and Sale of Partnership Interests. Subject to the terms and conditions set forth in this Agreement, at the Closing, Seller will sell to Buyer, and Buyer will purchase from Seller, all of Seller's rights, titles and interests in, to and under the Partnership Interests.

3.     CONSIDERATION.

       3.1. Purchase Price. Buyer shall pay to Seller for the Partnership Interests an amount equal to Thirteen Million Dollars ($13,000,000) (the "Purchase Price"), subject to adjustment as provided in Section 3.2. Such consideration will be paid by wire transfer of immediately available funds in consideration of the sale of the Partnership Interests to Buyer as follows: (a) Twelve Million, Six Hundred and Nineteen Thousand Two Dollars ($12,619,002), less 50% of the Closing Incentive as provided in Section 6.17 and less principal and accrued interest due under the TCID Note, will be paid on the Closing Date, and (b) Three Hundred Eighty Thousand Nine Hundred Ninety-Eight Dollars ($380,998) (the "Holdback Amount"), subject to adjustment as provided below and to Seller's obligation under Section 10.2, will be paid on the date or dates prescribed by Section 3.2.

       3.2. Adjustments to Purchase Price. The Holdback Amount, subject to adjustment as provided below, shall be payable as follows:

              3.2.1. After Closing, Buyer shall commence negotiations with Centro Recaudaciones de Impuestos Municipiales ("CRIM") to determine the Partnership's liability for property taxes for all periods prior to Closing and shall pay the amount agreed upon with CRIM (the "Agreed Taxes"). If the amount of Agreed Taxes exceeds $2,098,422 [amount of accrual], Buyer shall apply a portion of the Holdback Amount equal to 50% of such excess ("Seller's Tax Payment") to pay the Agreed Taxes. Within 10 Business Days after the Agreed Taxes are paid, Buyer shall pay to Seller $201,561 less the Seller's Tax Payment plus interest calculated pursuant to Section 3.2 less 50% of the Holdback Incentive due to Jose A. Romero and Adalberto Velez pursuant to
Section 6.17.

              3.2.2. If from and after Closing any claim is made against the Business for copyright royalties, interest or penalties for any copyright period ending on or before the Closing Date (the "Pre-Closing Copyright Fees"), Buyer shall apply a portion of the Holdback Amount equal to 50% of the Pre-Closing Copyright Fees ("Seller's Copyright Fee") to pay the Pre-Closing Copyright Fees.

              3.2.3. On the first anniversary of the Closing Date, Buyer shall pay to Seller the Holdback Amount less any amounts previously paid under
Section 3.2.1 (excluding interest paid under Section 3.2.1) and less the amount of Seller's Copyright Fees, if any, plus interest calculated pursuant to
Section 3.2.4 and less 50% of the Holdback Incentive due to Jose A. Romero and Adalberto Velez pursuant to Section 6.17.

              3.2.4. The portions of the Holdback Amount paid to Seller pursuant to Sections 3.2.1, 3.2.2 or 3.2.3 shall bear interest from and including the Closing Date through the day prior to the date paid to Seller at 5% per annum.

4.     REPRESENTATIONS AND WARRANTIES OF SELLER.

       To induce Buyer to enter into this Agreement, Seller represents and warrants to Buyer, as of the date of this Agreement and as of the Closing, as follows:

       4.1. Organization and Qualification. Seller is a corporation duly organized, validly existing and in good standing under the laws of Delaware. The Partnership is a general partnership duly organized and validly existing under the laws of Connecticut and has all requisite partnership power and authority to own, lease and use the Assets as they are currently owned, leased and used and to conduct the Business as it is currently conducted. The Partnership is duly qualified or licensed to do business and is in good standing under the laws of Puerto Rico. Other than this Agreement, the Loan Agreement and all security agreements and pledge agreements entered into pursuant to the Loan Agreement, the Partnership Agreement, the Governmental Permits, the Management Agreement, and the Contracts listed on Schedule 3, there are no other agreements, commitments or understandings relating to the ownership of the Partnership Interests or management, control or operation of the Partnership. The Partnership has no subsidiaries and owns no capital stock or other equity securities or interests of or in any other entity, partnership or joint venture. Other than the Governmental Permits, the Loan Agreement and all security agreements and pledge agreements entered into pursuant to the Loan Agreement, the Partnership Interests are not subject to any Encumbrance. The sole business of the Partnership is the operation and management of the Systems, and it holds no assets or liabilities material to the Partnership other than the assets and liabilities relating to the Systems as set forth on the Schedules hereto. Neither Seller nor the Partnership is a participant in any joint venture, partnership or similar arrangement with any other person or party with respect to the Systems or any part of the Assets, other than the Partnership. The outstanding Partnership Interests of the Partnership are held as follows:

Partner                                    Percentage Interest
-------                                    -------------------
Seller                                     50% general
Buyer                                      50% general

       4.2. Authority and Validity. Seller has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and all other documents and instruments to be executed and delivered in connection with the transactions contemplated by this Agreement (collectively, the "Transaction Documents") to which Seller is a party. The execution and delivery by Seller of, the performance by Seller of its obligations under, and the consummation by Seller of the transactions contemplated by, this Agreement and the Transaction Documents to which Seller is a party have been duly authorized by all requisite corporate action of Seller, including shareholder consent. This Agreement is, and when executed and delivered by Seller the Transaction Documents will be, the valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except insofar as enforceability may be affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

       4.3. No Breach or Violation. Subject to obtaining the Required Consents, all of which are listed on SCHEDULE 4, and the notification and expiration or earlier termination of the waiting period under the HSR Act, the execution, delivery and performance of this Agreement and the Transaction Documents to which Seller is a party by Seller will not: (a) violate any provision of the charter or bylaws of Seller; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or (d) (i) violate, conflict with or constitute a breach of or default under, (ii) permit or result in the termination, suspension or modification of, (iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Seller under, or (iv) result in the creation or imposition of any Encumbrance under any Contract or any other instrument evidencing any of the Assets or any instrument or other agreement to which Seller or the Partnership is a party or by which Seller or the Partnership or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications, and accelerations as would not, individually or in the aggregate, have a material adverse effect on any System, the Business, Seller or the Partnership or on the ability of Seller to perform its obligations under this Agreement or the Transaction Documents to which Seller is a party.

       4.4 Partnership Interests. Seller is the record and beneficial owner of a 50% Partnership Interest, free and clear of all Encumbrances, except for
(a) Permitted Encumbrances and (b) restrictions stated in the Governmental Permits, with full power, right and authority to sell and deliver the Partnership Interests pursuant to this Agreement. Upon the sale of the Partnership Interests in accordance with this Agreement, Buyer will be the record and beneficial owner of the Partnership Interests, free and clear of any and all Encumbrances except for Permitted Encumbrances, restrictions stated in the Governmental Permits and any Encumbrances created or permitted to exist by Buyer. Except for the partnership interests in the Partnership held by Buyer and Seller and the rights of the pledgee under the Pledge Agreements, there are no other partnership interests or other equity securities of the Partnership outstanding and there are no outstanding (i) securities convertible into or exchangeable for any of the partnership interests of the Partnership; (ii) options, warrants or other rights to purchase or subscribe to the partnership interests of the Partnership; or (iii) commitments, agreements or understandings of any kind relating to the issuance or repurchase by the Partnership of any of the partnership interests of the Partnership, or any convertible or exchangeable securities or any options, warrants or rights.

       4.5. Assets. The Partnership has exclusive, good and marketable title to (or, in the case of Assets that are leased, valid leasehold interests in) the Assets (other than Real Property, as to which the representations and warranties in Section 4.8 apply). The Assets are free and clear of all Encumbrances of any kind or nature, except (a) Permitted Encumbrances and (b) restrictions stated in the Governmental Permits. Except as set forth on
SCHEDULE 3, none of the Equipment is leased by the Partnership from any other Person. The Assets are all the assets necessary to permit the Partnership to conduct the Business after the date of this Agreement substantially as it is being conducted on the date of this Agreement and in compliance with all Legal Requirements and Contracts. All the Equipment is in good operating condition and repair, ordinary wear and tear excepted and is suitable and adequate for continued use in the manner in which it is presently used. To Seller's Knowledge, no Third Party has been granted or has applied for a cable television franchise in any area currently served by the Business.

       4.6. Governmental Permits. Complete and correct copies of the Governmental Permits, all of which are listed on SCHEDULE 2, have been delivered by Seller to Buyer. The Governmental Permits are currently in full force and effect and are issued and maintained in all material respects according to all applicable Legal Requirements. There is no legal action, governmental proceeding or investigation, pending or, to Seller's knowledge, threatened, to terminate, suspend or modify any Governmental Permit. Except as disclosed in Section 4.11 with respect to copyright filings, the Partnership is in material compliance with the terms and conditions of all the Governmental Permits and with other applicable requirements of all Governmental Authorities (including the Federal Communications Commission ("FCC") and the Register of Copyrights) relating to the Governmental Permits, including all requirements for notification, filing, reporting, posting and maintenance of logs and records.

       4.7. Contracts. All written Contracts and, to Seller's Knowledge, all oral Contracts, are described on SCHEDULE 3. Complete and correct copies of all Contracts have been provided to Buyer. Except as set forth on SCHEDULE 3, each written Contract is in full force and effect and constitutes the valid, legal, binding and enforceable obligation of the Partnership and the Partnership is not, and to Seller's knowledge, each other party thereto is not in breach or default of any terms or conditions thereunder.

       4.8.   Real Property.

              4.8.1. All the Assets consisting of Real Property interests are described (including recordation data) on SCHEDULE 6. Except as otherwise disclosed on SCHEDULE 6, the Partnership holds good, marketable and indefeasible title in pleno dominio to the Real Property shown as being owned by the Partnership on SCHEDULE 6 and the valid and enforceable right to use and possess such Real Property, subject only to the Permitted Encumbrances. The Partnership has valid and enforceable leasehold interests in Real Property shown as being leased by the Partnership on SCHEDULE 6 and except as otherwise set forth in SCHEDULE 6 such leasehold interests have been recorded in the appropriate section of the Registry of Property of Puerto Rico in accordance with applicable laws. With respect to other Real Property not owned or leased by the Partnership, the Partnership has the valid and enforceable right to use all other Real Property pursuant to the easements, licenses, rights-of-way or other rights described on SCHEDULE 6, subject only to Permitted Encumbrances.

              4.8.2. The documents delivered by Seller to Buyer as evidence of each lease of Real Property constitute the entire agreement with the landlord in question. There are no leases or other agreements, oral or written, granting to any Person other than the Partnership the right to occupy or use any Real Property, except as described on SCHEDULE 6. The Partnership has valid and enforceable easements, rights-of-way and other rights appurtenant to, or which are necessary for the Partnership's current use of, any Real Property and the Partnership has not received any notice with respect to the termination, breach or impairment of any of those rights. Except for the Americans With Disabilities Act, each parcel of Real Property, any improvements constructed thereon and their current use conform to (a) all applicable Legal Requirements, including zoning requirements, and (b) all restrictive covenants, if any, or other Encumbrances affecting all or part of such parcel.

       4.9.   Environmental Matters.

              4.9.1. The Real Property currently complies in all material respects with and, to Seller's Knowledge, has previously been operated in all material respects in compliance with, all Environmental Laws. Other than in material compliance with Environmental Laws, the Partnership has not released, stored, treated, handled, discharged or disposed of any Hazardous Substances at, on, under, in or about, or in any other manner affecting, any Real Property, transported any Hazardous Substances to or from any Real Property or discharged any Hazardous Substances from any Real Property into any body of water, directly or indirectly, and, to Seller's Knowledge, no other present or previous owner, tenant, occupant or user of any Real Property or any other Person has committed or suffered any of the foregoing. To Seller's Knowledge, no release of Hazardous Substances outside the Real Property has entered or threatens to enter any Real Property, nor is there any pending or threatened claim against the Partnership based on Environmental Laws which arises from any condition of the land surrounding any Real Property. No claim or investigation based on Environmental Laws which relates to any Real Property or any operations on it (a) has been asserted or conducted in the past or is currently pending against or with respect to the Partnership or, to Seller's Knowledge, any other Person, or (b) to Seller's Knowledge, is threatened or contemplated.

              4.9.2. To Seller's Knowledge, (a) no underground storage tanks are currently or have been located on any Real Property, (b) no Real Property has been used at any time as a gasoline service station or any other facility for storing, pumping, dispensing or producing gasoline or any other petroleum products or wastes and (c) no building or other structure on any Real Property contains asbestos. Except for septic tanks located at the Cayey and Barranquitas head end sites, there are no incinerators, septic tanks or cesspools on the Real Property and all waste is discharged into a public sanitary sewer system.

              4.9.3. Seller has provided Buyer with copies of (a) all studies, reports, surveys or other materials in Seller's or the Partnership's possession or to which, to Seller's Knowledge, Seller or the Partnership currently has reasonable access relating to the presence or alleged presence of Hazardous Substances at, on or affecting the Real Property, (b) all notices or other materials in Seller's or the Partnership's possession that were received from any Governmental Authority having the power to administer or enforce any Environmental Laws relating to current or past ownership, use or operation of the Real Property or activities at the Real Property and (c) all materials in Seller's or the Partnership's possession or to which, to Seller's Knowledge, Seller or the Partnership currently has reasonable access relating to any claim, allegation or action with respect to the Real Property by any private third party under any Environmental Law. For the purposes of this 4.9.3, it is understood and agreed that access does not include any information, document or matter that may be obtained from a Government Authority or contractor thereof or that may be obtained by purchase or payment of a fee.

       4.10.  Compliance with Law.

              4.10.1. To Seller's Knowledge, the ownership, leasing and use of the Assets as they are currently owned, leased and used and the conduct of the Business as it is currently conducted do not violate any Legal Requirement, which violation, individually or in the aggregate, would have a material adverse effect on a System, the Business or the Partnership. Neither Seller nor the Partnership has received any notice claiming a violation by Seller or the Partnership or the Business of any Legal Requirement applicable to Seller, or the Business as it is currently conducted and to Seller's Knowledge, there is no basis for any claim that such a violation exists.

              4.10.2. None of the cable television franchises of the Business have expired or will expire within 36 months after the date of this Agreement.

              4.10.3. Except as provided in SCHEDULE 8, to Seller's Knowledge, the Partnership has complied, and the Business is in compliance, in all material respects, with the specifications set forth in Part 76, Subpart K of the rules and regulations of the FCC, Section 111 of the Copyright Act of 1976 and the rules and regulations of the U.S. Copyright Office, the Register of Copyrights and the Copyright Royalty Tribunal, the Communications Act of 1934, the rules and regulations of the FCC, including provisions of any thereof pertaining to signal leakage, to utility pole make ready and to grounding and bonding of cable television systems (in each case as the same is currently in effect), and all other applicable Legal Requirements relating to the construction, maintenance, ownership and operation of the Assets, the Systems and the Business.

              4.10.4. Notwithstanding the foregoing, the Partnership has used all commercially reasonable efforts to comply in all material respects with the provisions of the Cable Television Consumer Protection and Competition Act of 1992 and the FCC rules and regulations promulgated thereunder (the "1992 Cable Act") as such laws relate to the operation of the Business. Except as provided in SCHEDULE 8, the Partnership has complied in all material respects with the must carry and retransmission consent provisions of the 1992 Cable Act. The Business is and has been since September 1, 1993 exempt from rate regulation under rules and regulations promulgated under the 1992 Cable Act, and any authoritative interpretation thereof. The Partnership has delivered to Buyer complete copies of all FCC forms filed by the Partnership and correspondence with any Governmental Authority relating to rate regulation generally or specific rates charged to subscribers with respect to the Systems, including copies of any complaints filed with the FCC with respect to any rates charged to Subscribers of the Systems and any other documentation supporting an exemption from the rate regulation provisions of the 1992 Cable Act claimed by the Partnership with respect to any of the Systems (collectively, "Rate Regulation Documents"). The Partnership has received no notice from any Governmental Authority with respect to an intention to enforce customer service standards pursuant to the 1992 Cable Act and, except for regulations promulgated by the Public Service Commission of Puerto Rico, the Partnership has not agreed with any Governmental Authority to establish customer service standards that exceed the standards in the 1992 Cable Act.

       4.11. Patents, Trademarks and Copyrights. Other than filings with the Register of Copyrights due in June 1990 and due from and after December 31, 1991, the Partnership has timely and accurately made in all material respects all requisite filings and payments with the Register of Copyrights and is otherwise in compliance with all applicable rules and regulations of the Copyright Office. Seller has delivered to Buyer complete and correct copies of all current reports and filings, and all reports and filings for the past five years, made or filed pursuant to copyright rules and regulations with respect to the Business. The Partnership does not possess any patent, patent right, registered trademark or copyright and is not a party to any license or royalty agreement with respect to any patent, trademark or copyright except for licenses respecting program material and obligations under the Copyright Act of 1976 applicable to cable television systems generally. To Seller's Knowledge, the operation of the Business as currently conducted does not violate or infringe upon the rights of any Person in any copyright, trademark, service mark, patent, license, trade secret or the like.

       4.12. Financial Statements. Seller has delivered to Buyer correct and complete copies of its (a) audited balance sheets and related statements of income and cash flows for and as of the years ended December 31, 1994 and December 31, 1995 and (b) the unaudited balance sheet of the Partnership as of November 30, 1996, and the related unaudited statement of income for the eleven month period then ended (collectively, the "Financial Statements"). Except as disclosed on SCHEDULE 9, the Financial Statements were prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby and fairly present the Partnership's financial position, results of operations and changes in financial position as of the dates and for the periods indicated, subject in the case of the unaudited Financial Statements only to normal year-end adjustments (none of which will be material in amount) and the omission of footnotes. Except as disclosed by, or reserved against in, its most recent balance sheet included in the Financial Statements, the Partnership did not have as of the date of such balance sheet any liability or obligation (including liabilities or obligations to the Other Partners), which was or would be material to the business, results of operations or financial condition of the Partnership, nor to Seller's Knowledge does any aspect of the Business form a basis for any claim by a third party which, if asserted, could result in a liability not disclosed by or reserved against in such balance sheet. Since the date of the most recent balance sheet included in the Financial Statements
(i) the Business has been operated only in the ordinary course, (ii) the Partnership has not sold or disposed of any assets other than in the ordinary course of business, and (iii) there has been no material adverse change in the business, operations, assets or condition (financial or otherwise) of the Business, other than changes affecting the cable television industry generally.

       4.13. Legal Proceedings. Except as set forth on SCHEDULE 10, there is no judgment or order outstanding, or any action, suit, complaint, proceeding or investigation by or before any Governmental Authority or any arbitrator pending, or to Seller's Knowledge, threatened, involving or affecting all or any part of the Business or the Partnership which if adversely determined, could materially and adversely affect the financial condition or operations of the Business, the Systems, the Assets or the ability of Seller to perform its obligations under this Agreement.

       4.14. Tax Returns; Other Reports. Except as disclosed on SCHEDULE 11, the Partnership has duly and timely filed in proper form all income, gross receipts, franchise, sales, use, property, excise, payroll, unclaimed property and other tax returns and all other reports (whether or not relating to taxes) required to be filed with the appropriate Governmental Authority. Except as disclosed on SCHEDULE 11, all taxes, fees and assessments of whatever nature currently due and payable by the Partnership have been paid, except such amounts as are being contested diligently and in good faith and are not in the aggregate material. Except as set forth on SCHEDULE 11, there are no outstanding agreements or waivers extending the statutory period of limitations applicable to any federal, State, local or foreign income tax return for any period, and except as set forth on SCHEDULE 11, there are no tax audits pending.

       4.15.  Employment Matters.

              4.15.1 SCHEDULE 12 includes a complete and correct list of names and positions of all employees of the Partnership engaged in the Business.
Upon request of Buyer, Seller will promptly provide Buyer with the current hourly wages or monthly salaries and other compensation of each employee identified on SCHEDULE 12. SCHEDULE 12 also lists each employee benefit plan that the Partnership maintains or contributes to. No such employee benefit plan (as defined in ERISA) is an "employee pension benefit plan" or "multiemployer plan" (as those terms are defined in ERISA.) No prohibited transaction, within the meaning of Title I of ERISA, has occurred with respect to any such employee benefit plan. The Partnership has complied in all respects with all Legal Requirements relating to the employment of labor, including the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), continuation coverage requirements with respect to group health plans, and those relating to wages, hours, minimum meal periods, collective bargaining, unemployment compensation, worker's compensation, equal employment opportunity, age and disability discrimination, immigration control and the payment and withholding of taxes.

              4.15.2. The Partnership is not a party to any contract with any labor organization, and the Partnership has not recognized or agreed to recognize and is not required to recognize any union or other collective bargaining unit. No union or other collective bargaining unit been certified as representing any of the Partnership's employees, nor has the Partnership received any requests from any party for recognition as a representative of employees for collective bargaining purposes except as set forth on SCHEDULE
12. To Seller's Knowledge, the Partnership's employees are not engaged in organizing activity with respect to any labor organization. Except as disclosed on SCHEDULE 12, the Partnership has no employment agreement of any kind, oral or written, express or implied, that would require Buyer to employ any Person after the Closing Date.

       4.16.  Finders and Brokers.   Seller has not employed any financial
advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Buyer could be liable.

       4.17. Disclosure. The information set forth in the Schedules concerning the Business is accurate and complete in all material respects.

5.     BUYER'S REPRESENTATIONS AND WARRANTIES.

       To induce Seller to enter into this Agreement, Buyer represents and warrants to Seller, as of the date of this Agreement and as of the Closing, as follows:

       5.1. Organization and Qualification. Buyer is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has all requisite corporate power and authority to carry on its business as currently conducted and to own, lease, use and operate its assets. Buyer is duly qualified or licensed to do business and is in good standing under the laws of each jurisdiction in which the character of the properties owned, leased or operated by it or the nature of the activities conducted by it makes such qualification necessary, except any such jurisdiction where the failure to be so qualified or licensed and in good standing would not have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

       5.2. Authority and Validity. Buyer has all requisite corporate power and authority to execute and deliver, to perform its obligations under, and to consummate the transactions contemplated by, this Agreement and the Transaction Documents. The execution and delivery by Buyer of, the performance by Buyer of its obligations under, and the consummation by Buyer of the transactions contemplated by, this Agreement and the Transaction Documents to which Buyer is a party have been duly authorized by all requisite corporate action of Buyer, and this Agreement is, and when executed and delivered by Buyer, the Transaction Documents will be, the valid and binding obligations of Buyer, enforceable in accordance with their terms, except insofar as enforceability may be limited or affected by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws now or hereafter in effect affecting creditors' rights generally or by principles governing the availability of equitable remedies.

       5.3. No Breach or Violation. Subject to obtaining the Required Consents, and the notification and expiration or earlier termination of the waiting period under the HSR Act, the execution, delivery and performance of this Agreement by Buyer will not: (a) violate any provision of the charter or bylaws of Buyer; (b) violate any Legal Requirement; (c) require any consent, approval or authorization of, or any filing with or notice to, any Person; or
(d) (i) violate, conflict with or constitute a breach of or default under (without regard to requirements of notice, passage of time or elections of any Person), (ii) permit or result in the termination, suspension, modification of,
(iii) result in the acceleration of (or give any Person the right to accelerate) the performance of Buyer under, or (iv) result in the creation or imposition of any Encumbrance under any instrument or other agreement to which Buyer is a party or by which Buyer or any of its assets is bound or affected, except for purposes of this clause (d) such violations, conflicts, breaches, defaults, terminations, suspensions, modifications and accelerations as would not, individually or in the aggregate, have a material adverse effect on Buyer or on the validity, binding effect or enforceability of this Agreement.

       5.4.   Finders and Brokers.   Buyer has not employed any financial
advisor, broker or finder or incurred any liability for any financial advisory, brokerage, finder's or similar fee or commission in connection with the transactions contemplated by this Agreement for which Seller could be liable.

6.     ADDITIONAL COVENANTS.

       6.1. Access to Premises and Records. Between the date of execution and delivery of this Agreement and the Closing Date, Seller will give Buyer and its representatives full access at reasonable times to all the premises and books and records of the Business and to all the Assets and will furnish to Buyer and its representatives all information regarding the Business and the Assets as Buyer may from time to time reasonably request. Notwithstanding any investigation that Buyer may conduct of the Business and the Assets, Buyer may fully rely on Seller's representations, warranties, covenants and indemnities, which will not be waived or affected by or as a result of such investigation.

       6.2. Continuity and Maintenance of Operations; Financial Statements. Except as Buyer may otherwise agree in writing, from and after the date hereof until the Closing:

              6.2.1. Seller will cause the Partnership to continue to operate the Business in the ordinary course consistent with past practices (including completing line extensions, placing conduit or cable in new developments and fulfilling installation requests) and will use its best efforts to keep available the services of the Partnership's employees employed in connection with the Systems and to preserve any beneficial business relationships with customers, suppliers and others having business dealings with the Partnership relating to the Business. Without limiting the generality of the foregoing, Seller will cause the Partnership to (a) maintain the Assets in good condition and repair, (b) maintain adequate inventories of spare Equipment consistent with past practices, (c) maintain insurance as in effect on the date of this Agreement, and (d) keep all of its business books, records and files in the ordinary course of business in accordance with past practices. Seller will not itself, and will not permit the Partnership or any of the Partnership's or Seller's officers, directors, partners, agents or employees to, pay any of the Partnership's subscriber accounts receivable (other than for their own residences) prior to the Closing Date except for monies received in payment thereof from subscribers. Seller will cause the Partnership to continue to implement its procedures for disconnection and discontinuance of service to subscribers whose accounts are delinquent in accordance with those in effect on the date of this Agreement.

              6.2.2. Seller will cause the Partnership to not, without the prior written consent of Buyer: (a) change the rate charged for Basic Services, Expanded Basic Services or Pay TV and will not add or delete any program services except to the extent required under the 1992 Cable Act or any other Legal Requirement provided however if the Partnership changes such rates in order to so comply, Seller will provide Buyer with a copy of any FCC forms (even if not filed with any Governmental Authority) that the Partnership used to determine that the rates to which it was changing were allowable; (b) file any election with respect to any cost of service proceeding conducted in accordance with Part 76.922 of Title 47 of the Code of Federal Regulations or any similar proceeding with respect to any of the Systems; (c) sell, transfer or assign any of the Assets except in the ordinary course of business provided such sale, transfer or assignment of Assets does not exceed $10,000 or permit the creation of any Encumbrance (except Permitted Encumbrances) on any Asset;
(d) permit the amendment or cancellation of any of the Governmental Permits or Contracts except as provided by this Agreement; (e) enter into any contract or commitment or incur any indebtedness or other liability or obligation of any kind relating to any System or the Business involving an expenditure in excess of $10,000; or (f) take or omit to take any action that would cause Seller to be in breach of any of its representations or warranties in this Agreement.

              6.2.3. Seller will deliver to Buyer correct and complete copies of all Rate Regulation Documents that become available at any time between the date of this Agreement and the Closing. All financial statements so delivered will be prepared in accordance with GAAP on a basis consistent with the Financial Statements referred to in Section 4.12.

       6.3.   Required Consents

              6.3.1. Seller will use its commercially reasonable efforts to obtain, as soon as possible, all the Required Consents, in form and substance satisfactory to Buyer. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to agree to any changes in, or the imposition of any condition to the transfer to Buyer of, any Contract or Governmental Permit as a condition to obtaining any Required Consent. Seller and Buyer shall share equally any out-of-pocket expenses incurred in securing the Required Consents.

              6.3.2. Seller shall use its commercially reasonable efforts to obtain with respect to each lease of Real Property set forth on SCHEDULE 6, (i) for each lease that has not been recorded in the Registry of Property of Puerto Rico, execution of a public instrument suitable for recording in the Registry of Property of Puerto Rico and sufficient after recording to constitute a valid leasehold interest enforceable against third parties; (ii) for each lease that has been recorded in the Registry of Property of Puerto Rico, a public instrument sufficient to transfer such leasehold interest to Buyer and (iii) estoppel certificates or similar documents in a form reasonably acceptable to Buyer.

              6.3.3. Seller will execute on behalf of the Partnership and deliver to the appropriate Governmental Authority, the FCC Forms 394 prepared by Buyer with respect to each franchise as to which such Form 394 is required within two Business Days after it receives each such Form 394 from Buyer.

       6.4. HSR Notification. As soon as practicable after the execution of this Agreement, but in any event no later than 40 days after such execution, Seller and Buyer will each complete and file, or cause to be completed and filed, any notification and report required to be filed under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"); and each such filing shall request early termination of the waiting period imposed by the HSR Act. The parties shall use their reasonable best efforts to respond as promptly as reasonably practicable to any inquiries received from the Federal Trade Commission (the "FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") for additional information or documentation and to respond as promptly as reasonably practicable to all inquiries and requests received from any other Governmental Authority in connection with antitrust matters. The parties shall use their respective reasonable best efforts to overcome any objections which may be raised by the FTC, the Antitrust Division or any other Governmental Authority having jurisdiction over antitrust matters. Notwithstanding the foregoing, Buyer shall not be required to make any significant change in the operations or activities of the business (or any material assets employed therein) of Buyer or any of its Affiliates, if Buyer determines in good faith that such change would be materially adverse to the operations or activities of the business (or any material assets employed therein) of Buyer or any of its Affiliates having significant assets, net worth, or revenue. Notwithstanding anything to the contrary in this Agreement, if Buyer, in its sole opinion, considers a request from a governmental agency for additional data and information in connection with the HSR Act to be unduly burdensome, Buyer may terminate this Agreement. Within 10 days after receipt of a statement therefor, Seller will reimburse Buyer for one-half of the filing fees payable by Buyer in connection with Buyer's filing under the HSR Act.

       6.5. No Shopping. None of Seller, its shareholders or any agent or representative of any of them will, during the period commencing on the date of this Agreement and ending with the earlier to occur of the Closing or the termination of this Agreement, directly or indirectly (a) solicit or initiate the submission of proposals or offers from any Person for, (b) participate in any discussions pertaining to, or (c) furnish any information to any Person other than Buyer relating to, any direct or indirect acquisition or purchase of all or any portion of the Partnership Interests.

       6.6. Notification of Certain Matters. Seller will promptly notify Buyer of any fact, event, circumstance or action (a) which, if known on the date of this Agreement, would have been required to be disclosed to Buyer pursuant to this Agreement, or (b) the existence or occurrence of which would cause any of Seller's representations or warranties under this Agreement not to be correct and complete.

       6.7.   Risk of Loss; Condemnation.

              6.7.1. If any loss or damage to the Assets resulting from fire, theft or other casualty is so substantial as to prevent normal operation of any material portion of a System or the replacement or restoration of the lost or damaged property within 20 days after the occurrence of the event resulting in such loss or damage, Seller will immediately notify Buyer of that fact and Buyer, at any time within 10 days after receipt of such notice, may elect by written notice to Seller either (a) to waive such defect and proceed toward consummation of the acquisition of the Partnership Interests in accordance with terms of this Agreement or (b) terminate this Agreement. If Buyer elects so to terminate this Agreement, Buyer and Seller will be discharged of any and all obligations hereunder. If Buyer elects to consummate the transactions contemplated by this Agreement notwithstanding such loss or damage and does so, there will be no adjustment in the consideration payable to Seller on account of such loss or damage but all insurance proceeds payable as a result of the occurrence of the event resulting in such loss or damage will be delivered by Seller or the Partnership to Buyer, or the rights to such proceeds will be assigned by Seller or the Partnership to Buyer if not yet paid over to Seller or the Partnership.

              6.7.2. If, prior to the Closing, any part of or interest in the Assets is taken or condemned as a result of the exercise of the power of eminent domain, or if a Governmental Authority having such power informs Seller, Buyer or the Partnership that it intends to condemn all or any part of the Assets (such event being called, in either case, a "Taking"), then Buyer may terminate this Agreement. If Buyer does not elect to terminate this Agreement, then (a) Buyer will have the sole right, in the name of Seller or the Partnership, if Buyer so elects, to negotiate for, claim, contest and receive all damages with respect to the Taking, (b) at the Closing, Seller will assign, and will cause the Partnership to assign, to Buyer all of Seller's or the Partnership's rights to all damages payable with respect to such Taking and will pay to Buyer all damages previously paid to Seller or the Partnership with respect to the Taking and (c) following the Closing, Seller will give, and will cause the Partnership to give, Buyer such further assurances of such rights and assignment with respect to the taking as Buyer may from time to time reasonably request.

       6.8. Lien and Judgment Searches. Buyer will obtain (a) the results of a lien search conducted by a professional search company of records in the offices of the secretaries of state in each State, municipality and/or section of the Registry of Property of Puerto Rico where there exists tangible Assets or where the Partnership Interests are deemed to be located, and in the State, municipality and/or section of the Registry of Property of Puerto Rico where Seller's and the Partnership's principal offices are located, including copies of all financing statements or similar notices or filings (and any continuation statements) discovered by such search company and (b) the results of a search of the dockets of the clerk of each federal and State court sitting in the city, county, judicial district, or other applicable political subdivision where the principal office or any material assets of Seller may be located or where the Partnership Interests are deemed to be located, with respect to judgments, orders, writs or decrees against or affecting Seller or any of the Assets. Seller and Buyer shall share equally any out-of-pocket expenses incurred in connection with obtaining the searches.

       6.9. Transfer Taxes. Seller will be responsible for the payment of any State or local sales, use, transfer, excise, documentary or license taxes or fees or any other charge (including filing fees) imposed by any Governmental Authority with respect to the transfer of any of the Partnership Interests pursuant to this Agreement.

       6.10. Noncompetition Agreement. At the Closing, Seller will, and Seller will cause Raymond E. Joslin to, sign and deliver to Buyer, a Noncompetition Agreement in the form of EXHIBIT C.

       6.11. Updated Schedules. Not less than five Business Days prior to Closing, Seller will deliver to Buyer revised copies of SCHEDULES 1 THROUGH 12 which shall have been updated and marked to show any changes occurring between the date of this Agreement and the date of delivery; provided, however, that for purposes of Seller's representations and warranties and covenants in this Agreement, all references to the Schedules will mean the version of the Schedules attached to this Agreement on the date of signing.

       6.12. Satisfaction of Conditions. Each party will use its best efforts to satisfy, or to cause to be satisfied, the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement, as set forth in Section 8, provided that Buyer will not be required to agree to any increase in the amount payable with respect to, or any modification that makes more burdensome in any material respect, any liability of the Partnership.

       6.13. Employee Matters. Seller will cause the Partnership to not, without the prior consent of Buyer, change the compensation or benefits of any employees of the Business, except for raises granted in the ordinary course not to exceed 5%.

       6.14. Confidentiality. Neither party will issue any press release or make any other public announcement regarding this Agreement or the transactions contemplated hereby without the consent of the other party. Each party will hold, and will cause its employees, consultants, advisors and agents to hold, in confidence, the terms of this Agreement and any non-public information concerning the other party obtained pursuant to this Agreement.
Notwithstanding the preceding provisions, a party may disclose such information to the extent required by any Legal Requirement (including disclosure requirements under federal and State securities laws), but the party proposing to disclose such information will first notify and consult with the other party concerning the proposed disclosure, to the extent reasonably feasible. Each party also may disclose such information to employees, consultants, advisors, agents and actual or potential lenders whose knowledge is necessary to facilitate the consummation of the transactions contemplated by this Agreement. Each party's obligation to hold information in confidence will be satisfied if it exercises the same care with respect to such information as it would exercise to preserve the confidentiality of its own similar information.

       6.15. Buyer Cooperation. To the extent any matter covered by the foregoing covenants is subject to approval of the Management Committee under either the Partnership Agreement or the Management Agreement, either (i) Buyer shall vote in favor of such matter, or (ii) if Buyer votes against the matter, Seller shall not be liable to Buyer for breach of the applicable covenant.

       6.16. Tax Returns. Seller, as the current managing general partner of the Partnership, shall be responsible for, and shall timely prepare, all federal and Puerto Rican tax returns for the Partnership or the Business for periods ending on or prior to the Closing Date (the "Tax Returns"). Seller shall deliver the Tax Returns and related detailed work papers to Buyer for review within 120 days after Closing. Buyer shall cooperate with Seller in the preparation of the Tax Returns and provide Seller access to the books and
records necessary to prepare the Tax Returns.   Seller and Buyer shall share
equally the fees payable to any third party accountants or tax advisors incurred in connection with preparing the Tax Returns.

       6.17. Incentive Payments. Seller and Buyer shall cause the Partnership to pay to Jose A. Romero and Adalberto Velez the amounts calculated pursuant to this Section 6.17 in full satisfaction of all obligations of the Partnership under the Partnership Management Incentive Plan dated January 1, 1988, as amended (the "Incentive Plan") and their respective employment agreements.

              6.17.1. The "Incentive Base" shall equal $26,000,000 less $762,000 less all closing costs incurred by Buyer or Seller.

              6.17.2. At Closing, Seller and Buyer shall cause the Partnership to pay to Romero 1.25% of the Incentive Base and to Velez .625% of the Incentive Base (collectively, the "Closing Incentive") in exchange for executing a general release and termination of the Incentive Plan and their respective employment agreements with the Partnership. The Closing Incentive shall be funded 50% by Seller and 50% by Buyer. Seller's portion of the Closing Incentive shall be deducted from the Purchase Price and Buyer shall fund its portion at Closing.

              6.17.3. In addition, simultaneously with any payments made to Seller pursuant to Section 3.2, Buyer shall pay to Romero 1.25% of the "Holdback Base" and to Velez .625% of the "Holdback Base" (collectively, the "Holdback Incentive"). The "Holdback Base" equals two times all amounts (including interest) paid to Seller pursuant Section 3.2. The Holdback Incentive shall be funded 50% by Seller and 50% by Buyer.

Seller's portion of the Holdback Incentive shall be deducted from the amounts paid to Seller under Section 3.2.

       6.18. Phase I Reports. Prior to Closing, Seller and Buyer shall cause the Partnership to secure Phase I Environmental Site Assessment Reports for all Real Property owned by the Partnership and all Real Property leased by the Partnership and used as headend sites. Seller and Buyer shall share the cost of such reports equally.

       6.19. Promissory Notes. Seller and Buyer acknowledge and agree that the Partnership Note and the Promissory Note from Raymond E. Joslin to TCI Development Corporation in the principal amount of $167,000 (the "Purchase Note") were previously paid and discharged. Prior to Closing, Joslin shall deliver to Buyer the original Partnership Note marked "Cancelled" and Buyer shall deliver to Seller an affidavit of lost note and cancellation with respect to the Purchase Note.

7.     CLOSING.

       The Closing will be held on a date mutually agreed upon by Buyer and Seller that is within 15 days after all conditions to the Closing contained in this Agreement (other than those based on acts to be performed at the Closing) have been satisfied or waived. The Closing will be held at 10:00 a.m. local time at Buyer's office located at 5619 DTC Parkway, Englewood, Colorado 80111, or will be conducted by mail or at such place and time as Buyer and Seller may agree.

8.     CONDITIONS TO CLOSING.

       8.1. Conditions to the Obligations of Buyer and Seller. The obligations of each party to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date of each of the following conditions:

              8.1.1. All filings required under the HSR Act shall have been made and the applicable waiting period shall have expired or been earlier terminated without the receipt of any objection or the commencement or threat of any litigation by a Governmental Authority of competent jurisdiction to restrain the consummation of the transactions contemplated by this Agreement.

              8.1.2. No action, suit or proceeding shall be pending or threatened by or before any Governmental Authority and no Legal Requirement shall have been enacted, promulgated or issued or become or deemed applicable to any of the transactions contemplated by this Agreement by any Governmental Authority, which would (a) prohibit Buyer's ownership of the Partnership Interests or the Partnership's operation of all or a material portion of any System, the Business or the Assets, (b) compel Buyer to dispose of or hold separate all or a material portion of the Partnership Interests or compel the Partnership to dispose of or hold separate all or a material portion of any System, the Business or the Assets as a result of any of the transactions contemplated by this Agreement,
(c) if determined adversely to Buyer's interest, materially impair the ability of Buyer to realize the benefits of the transactions contemplated by this Agreement or have a material adverse effect on the right of Buyer to exercise full rights of ownership of the Systems or (d) prevent or make illegal the consummation of any transactions contemplated by this Agreement.

       8.2. Conditions to the Obligations of Buyer. The obligations of Buyer to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver, to the extent permitted by applicable Legal Requirements, at or prior to the Closing Date, of each of the following conditions:

              8.2.1. All representations and warranties of Seller contained in this Agreement shall be, if specifically qualified by materiality, true in all respects and, if not so qualified, shall be true in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date.

              8.2.2. Seller in all material respects shall have performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Seller at or prior to the Closing.

              8.2.3. Seller shall have executed (or caused to be executed) and delivered to Buyer each of the following items:

              (a) Counterparts of the Assignment and Assumption of Partnership Interests in the form of EXHIBIT B (the "Partnership Interests Assignment"), executed by Seller;

              (b)     a deed of lease for each lease described in clause (i) of
Section 6.3.2 and a deed of assignment of lease for each lease described in clause (ii) of Section 6.3.2, in each case in favor of Buyer or its designee;

              (c)     a Noncompetition Agreement signed by Seller and Raymond
E. Joslin in the form attached as EXHIBIT C;

              (d) an affidavit of Seller, under penalty of perjury, that Seller is not a "foreign person" (as defined in the Foreign Investment in Real Property Tax Act and applicable regulations) and that Buyer is not required to withhold any portion of the consideration payable under this Agreement under the provisions of such Act in the form attached as EXHIBIT D;

              (e) a Termination Agreement signed by Seller relating to the termination of the Management Agreement and all other arrangements among the Partnership, Seller, Buyer or any of their respective Affiliates (the "Termination Agreement"), substantially in the form attached hereto as EXHIBIT E; and

              (f) such other transfer instruments as Buyer may deem reasonably necessary or advisable to transfer the Partnership Interests to Buyer and to perfect Buyer's rights in the Partnership Interests;

              8.2.4. Seller shall have delivered to Buyer: (a) evidence, in form and substance satisfactory to Buyer, that all of the Required Consents have been obtained or given and are in full force and effect; and (b) to the extent obtained, the estoppel certificates or similar documents described in
Section 6.3.1.

              8.2.5. Seller shall have used funds other than that of the Partnership to exercise the Option so that it holds a 50% general partnership interest in the Partnership.

              8.2.6. Buyer shall have received the opinion of Paul S. Kosacz, Esq., counsel for Seller, dated the Closing Date, in the form set forth in EXHIBIT F.

              8.2.7. Seller shall have delivered releases, in form satisfactory to Buyer, of all Encumbrances affecting the Partnership Interests (other than Permitted Encumbrances) and a certificate of no taxes due with respect to Seller and the Partnership issued by appropriate State and municipal taxing authorities and a certificate of taxes due issued by CRIM as of a date no earlier than 10 days prior to the Closing.

              8.2.8. The original Partnership Note marked "Cancelled" shall be delivered to Buyer.

              8.2.9. The TCID Note shall be paid in full, including interest and terminated.

              8.2.10. The Systems shall be serving at least 26,100 EBSs.

              8.2.11. Seller shall have delivered to Buyer: (a) a certificate, dated the Closing Date, signed by Seller's chief executive officer and chief financial officer, stating that to their knowledge, the conditions set forth in Sections 8.2.1 and 8.2.2 are satisfied; and (b) such other documents as Buyer may reasonably request in connection with the transactions contemplated by this Agreement.

              8.2.12. Seller shall have caused the Partnership to file copyright filings and pay all corresponding fees for the last seven copyright periods.

              8.2.13. The Partnership shall have paid to Jose A. Romero and to Adalberto Velez the Closing Incentive and Romero and Velez shall have delivered a release and termination of the Incentive Plan and their respective employment agreements with the Partnership.

       8.3. Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated by this Agreement to take place at the Closing are subject to the satisfaction or waiver by Seller, to the extent permitted by applicable law, at or prior to the Closing Date, of each of the following conditions:

              8.3.1. Buyer shall have paid the portion of the Purchase Price required to be paid at the Closing, as adjusted in accordance with this Agreement.

              8.3.2. All representations and warranties of Buyer contained in this Agreement shall be, if specifically qualified by materiality, true and correct in all respects and, if not so qualified, shall be true and correct in all material respects, in each case on and as of the Closing Date with the same effect as if made on and as of the Closing Date, except for changes permitted or contemplated by this Agreement.

              8.3.3. Buyer in all material respects shall have performed and complied with each obligation, agreement, covenant and condition required by this Agreement to be performed or complied with by Buyer at or prior to the Closing.

              8.3.4. Buyer shall have executed and delivered to Seller each of the following items: (a) the Partnership Interests Assignment; and (b) the Termination Agreement.

              8.3.5. Buyer shall have delivered to Seller the following: (a) a certificate, dated the Closing Date, signed by an executive officer of Buyer, stating that to his or her knowledge, the conditions set forth in Sections
8.3.2 and 8.3.3, are satisfied; and (b) such other documents as Seller may reasonably request in connection with the transactions contemplated by this Agreement.

              8.3.6. Seller shall have received the opinion of Stephen M. Brett, counsel for Buyer, dated the date of Closing, in the form of EXHIBIT G.

              8.3.7. The Partnership shall have paid to Jose A. Romero and to Adalberto Velez the Closing Incentive and Romero and Velez shall have delivered a release and termination of the Incentive Plan and their respective employment agreements with the Partnership.

              8.3.8. Buyer shall have delivered to Seller an affidavit of lost note and cancellation with respect to the Purchase Note.

       8.4. Waiver of Conditions. Any party may waive in writing any or all of the conditions to its obligations under this Agreement.

9.     TERMINATION.

       9.1. Events of Termination. This Agreement may be terminated and the transactions contemplated by this Agreement may be abandoned at any time prior to the Closing:

              9.1.1.  by the mutual written consent of Buyer and Seller;

              9.1.2. by either party, if the transactions contemplated by this Agreement to take place at the Closing have not been consummated by June 30, 1997, for any reason other than (i) a breach or default by such party in the performance of any of its obligations under this Agreement or (ii) the failure of any representation or warranty of such party to be accurate;

              9.1.3.  by Buyer under the conditions described in Section 6.4 or
Section 6.7; or

              9.1.4. by Buyer, within 30 days after the date of the Agreement if the results and findings of Buyer's investigation of Seller, the Partnership, the Business and the Assets are not satisfactory in Buyer's sole discretion.

       9.2. Liabilities in Event of Termination. The termination of this Agreement will in no way limit any obligation or liability of any party based on or arising from a breach or default by such party with respect to any of its representations, warranties, covenants or agreements contained in this Agreement, except that Buyer will have no liability in any event upon exercise of its right to terminate pursuant to Section 9.1.3 or 9.1.4.

       9.3. Procedure Upon Termination. In the event of the termination of this Agreement by Buyer or Seller pursuant to this Section 9, notice of such termination will promptly be given by the terminating party to the other.

10.    SURVIVAL OF REPRESENTATIONS AND WARRANTIES; INDEMNIFICATION.

       10.1. Survival of Representations and Warranties. The representations and warranties of Seller in this Agreement and in the documents and instruments to be delivered by Seller pursuant to this Agreement will survive until the first anniversary of the Closing Date, except that (a) all such representations and warranties with respect to any federal, State or local taxes, rates, Environmental Law, ERISA, employment matters or copyright matters will survive (subject to Section 10.7.3) until 60 days after the expiration of the applicable statute of limitations (including any extensions) for such federal, State or local taxes, rates, Environmental Law, ERISA, employment matters or copyright matters, respectively and (b) the representation and warranties as to ownership of the Partnership Interests in Section 4.4, the Assets in Section 4.5, and Real Property set forth in Section 4.8 will survive the Closing and will continue in full force and effect until the dates set forth in Section 10.7.3. The representations and warranties of Buyer in this Agreement and in the documents and instruments to be delivered by Buyer pursuant to this Agreement will survive until the first anniversary of the Closing Date. The covenants and agreements of the parties in this Agreement and in the other documents and instruments to be delivered by Seller or Buyer pursuant to this Agreement that by their terms require a party to take or refrain from taking any action after Closing will survive the Closing and will continue in full force and effect until the dates set forth in Section 10.7.3. The period of survival of the representations, warranties, covenants and agreements prescribed by this Section 10.1 is referred to as the "Survival Period." The liabilities of the parties under their respective representations, warranties, covenants and agreements will expire as of the expiration of the applicable Survival Period; provided, however, that such expiration will not include, extend or apply to any representation, warranty, covenant or agreement, the breach of which has been asserted by Buyer or Seller by written notice before such expiration indicating that facts or conditions exist that, with the passage of time or otherwise, can reasonably be expected to result in a breach (and describing such potential breach in reasonable detail).

       10.2. Indemnification by Seller. If a claim is made by Buyer within the applicable Survival Period, Seller will indemnify, defend and hold harmless Buyer and its shareholders and its and their respective Affiliates, and the shareholders, directors, officers, employees, agents, successors and assigns of any of such Persons, from and against (collectively, "Seller's Indemnified Losses"):

              10.2.1. all losses, damages, liabilities, deficiencies or obligations of or to Buyer or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Seller in this Agreement, (b) any breach of any covenant, agreement or obligation of Seller contained in this Agreement, (c) any act or omission of the Partnership with respect to, or any event or circumstance related to, the ownership or operation of the Assets or the conduct of the Business, which act, omission, event or circumstance occurred or existed prior to or at the Closing Date, without regard to whether a claim with respect such matter is asserted before or after the Closing Date, including any matter described on SCHEDULES 8 AND 10, (d) any liability or obligation not included in the Indemnified Liabilities, (e) any claim that the transactions contemplated by this Agreement violate the Worker Adjustment and Retraining Notification Act, as amended, or any similar State or local law, (f) the presence, generation, removal or transportation of a Hazardous Substance on or from any of the Real Property prior to the Closing Date, including the costs of removal or clean-up of such Hazardous Substance and other compliance with the provisions of any Environmental Laws (whether before or after Closing), (g) any rate refund ordered by any Governmental Authority for periods prior to the Closing Date,
(h) any amounts due and
unpaid by the Partnership to any taxing authority with respect to taxes for all years ending prior to the Closing Date, (i) any liability not previously disclosed to Buyer, or (j) any claim that the transactions contemplated by this Agreement violate fraudulent conveyance laws of any jurisdiction; and

              10.2.2. all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

In the event that an indemnified item arises under both clause 10.2.1(a) and under one or more of clauses 10.2.1(b) through 10.2.1(j), Buyer's rights to pursue its claim under clauses 10.2.1(b) through 10.2.1(j), as applicable, will exist (subject to Section 10.7.3) notwithstanding the expiration of the Survival Period applicable to such claim under clause 10.2.1(a).

       10.3. Indemnification by Buyer. If a claim is made by Seller within the applicable Survival Period, Buyer will indemnify, defend and hold harmless Seller and Seller's shareholders, directors, officers, employees, agents, successors and assigns, from and against (collectively, "Buyer's Indemnified Losses"):

              10.3.1. all losses, damages, liabilities, deficiencies or obligations of or to Seller or any such other indemnified Person resulting from or arising out of (a) any breach of any representation or warranty made by Buyer in this Agreement, (b) the breach of any covenant, agreement or obligation of Buyer contained in this Agreement or (c) the failure by Buyer to perform any of its obligations in respect of the Indemnified Liabilities; and

              10.3.2. all claims, actions, suits, proceedings, demands, judgments, assessments, fines, interest, penalties, costs and expenses (including settlement costs and reasonable legal, accounting, experts' and other fees, costs and expenses) incident or relating to or resulting from any of the foregoing.

In the event that an indemnified item arises under both clause 10.3.1(a) and under one or more of clauses (b) or (c) of this Section 10.3, Seller's rights to pursue its claim under clauses 10.3.1(b) or 10.3.1(c), as applicable, will exist (subject to Section 10.7.3) notwithstanding the expiration of the Survival period applicable to such claim under clause 10.3.1(a).

       10.4. Third Party Claims. Promptly after the receipt by any party of notice of any claim, action, suit or proceeding by any Person who is not a party to this Agreement (collectively, an "Action"), which Action is subject to indemnification under this Agreement, such party (the "Indemnified Party") will give reasonable written notice to the party from whom indemnification is claimed (the "Indemnifying Party"). The

Indemnified Party will be entitled, at the sole expense and liability of the Indemnifying Party, to exercise full control of the defense, compromise or settlement of any such Action unless the Indemnifying Party, within a reasonable time after the giving of such notice by the Indemnified Party, (a) admits in writing to the Indemnified Party the Indemnifying Party's liability to the Indemnified Party for such Action under the terms of this Section 10,
(b) notifies the Indemnified Party in writing of the Indemnifying Party's intention to assume such defense, (c) provides evidence reasonably satisfactory to the Indemnified Party of the Indemnifying Party's ability to pay the amount, if any, for which the Indemnified Party may be liable as a result of such Action and (d) retains legal counsel reasonably satisfactory to the Indemnified Party to conduct the defense of such Action. The other party will cooperate with the party assuming the defense, compromise or settlement of any such Action in accordance with this Agreement in any manner that such party reasonably may request. If the Indemnifying Party so assumes the defense of any such Action, the Indemnified Party will have the right to employ separate counsel and to participate in (but not control) the defense, compromise or settlement of the Action, but the fees and expenses of such counsel will be at the expense of the Indemnified Party unless (i) the Indemnifying Party has agreed to pay such fees and expenses, (ii) any relief other than the payment of money damages is sought against the Indemnified Party or (iii) the Indemnified Party will have been advised by its counsel that there may be one or more defenses available to it which are different from or additional to those available to the Indemnifying Party, and in any such case that portion of the fees and expenses of such separate counsel that are reasonably related to matters covered by the indemnity provided in this Section 10 will be paid by the Indemnifying Party. No Indemnified Party will settle or compromise any such Action for which it is entitled to indemnification under this Agreement without the prior written consent of the Indemnifying Party, unless the Indemnifying Party has failed, after reasonable notice, to undertake control of such Action in the manner provided in this Section 10.4. No Indemnifying Party will settle or compromise any such Action (A) in which any relief other than the payment of money damages is sought against any Indemnified Party or (B) in the case of any Action relating to the Indemnified Party's liability for any tax, if the effect of such settlement would be an increase in the liability of the Indemnified Party for the payment of any tax for any period beginning after the Closing Date, unless the Indemnified Party consents in writing to such compromise or settlement.

       10.5. Limitations on Indemnification-Seller. Seller will only be liable for fifty percent of any Seller's Indemnified Losses. Notwithstanding the foregoing, Seller will be liable for one hundred percent of any Seller's Indemnified Losses subject to Seller's indemnification obligations relating to Seller's representations and warranties set forth in Sections 4.1 through 4.4,
4.16 and 4.17; Section 10.2.1(b); and Section 10.2.1(j).

       10.6. Floor on Indemnification. An indemnifying party's obligation to pay Indemnified Losses shall only arise to the extent that the Indemnified Losses attributable to that party exceed $25,000 in the aggregate (the "Floor"). Once the Indemnified Losses exceed $25,000, the indemnifying party shall be liable for all Indemnified Losses, subject to Sections 10.5 and 10.7, including the Indemnified Losses constituting the Floor. With respect to Seller, the Floor shall be determined after applying Section 10.5. The Floor shall not apply to a Seller's Indemnified Loss relating to a breach of Section 4.4.

       10.7. Caps on Indemnification. Seller's and Buyer's respective indemnity obligations shall in no event exceed the following amounts:

                 ALL INDEMNIFIED LOSSES, EXCEPT THOSE ARISING UNDER SECTIONS
              4.4, 4.14, 6.14 OR 10.2.1(h) OR THE NONCOMPETITION AGREEMENT--

                      Year 1 after Closing                      $4,000,000
                      Year 2 after Closing                       2,500,000
                      Year 3 after Closing                       1,000,000

                 INDEMNIFIED LOSSES ARISING UNDER SECTIONS 4.4 OR 6.14 OR THE
              NONCOMPETITION AGREEMENT--no cap

                 INDEMNIFIED LOSSES ARISING UNDER SECTIONS 4.14 OR 10.2.1(h)
              ("TAX LOSSES") --$3,000,000

              10.7.1. With respect to Seller, the caps shall be determined after applying Section 10.5.

              10.7.2. The caps shall be applied based upon the earlier of when the indemnified party gives notice to the indemnifying party of the claim or when the indemnifying party knew or should have known of the claim.

              10.7.3. The parties' respective obligations under this Article 10 shall terminate on the date three years after the Closing Date except for (i) Indemnified Losses with respect to which the indemnified party delivered written notice to the other party within the three year period setting forth the claim with reasonable particularity, (ii) Tax Losses with respect to which a Governmental Authority commenced an audit or other proceeding within the three year period, or (iii) Seller's Indemnified Losses relating to a breach of
Section 4.4.

       10.8. Release. The Purchase Price shall be deemed full compensation to Seller for all claims of any nature against Buyer or the Partnership, including without limitation, under the Management Agreement or the Consulting Agreement or the Partnership Note.

       10.9. Limitation on Remedies. Each party to this Agreement will have as the sole and exclusive remedy resulting from the breach of any representation, warranty or covenant by the other party to this Agreement a claim for indemnification under this Article 10.

11.    MISCELLANEOUS.

       11.1. Parties Obligated and Benefited. Subject to the limitations set forth below, this Agreement will be binding upon the parties and their respective assigns and successors in interest and will inure solely to the benefit of the parties and their respective assigns and successors in interest, and no other Person will be entitled to any of the benefits conferred by this Agreement. Without the prior written consent of the other parties, neither Seller nor Buyer may assign any of its rights under this Agreement or delegate any of its duties under this Agreement, except that Buyer may assign this Agreement to an Affiliate.

       11.2. Notices. Any notice, request, demand, waiver or other communication required or permitted to be given under this Agreement will be in writing and will be deemed to have been duly given only if delivered in person or sent by first class, prepaid, registered or certified mail, or sent by courier or, if receipt is confirmed, by telecopier:

       To Buyer at:   TCID of Puerto Rico, Inc.
                      5619 DTC Parkway
                      Englewood Colorado 80111
                      Attention: Senior Vice President - Cable
                      Telecopy: 303-488-3242

       With a copy similarly addressed to the attention of the Legal Department:

       To Seller at:  Joslin Communications Corp.
                      #84 Cowdray Park Drive
                      Conyers Farm
                      Greenwich, CT  06831
                      Attention: Raymond E. Joslin
                      Telecopy:  914-273-1227

                      With a copy to:

                      Paul Kosacz, Esq.
                      11911 San Vincente Blvd.
                      Suite 230
                      Los Angeles, California 90049
                      Telecopy:  310-440-3340

All notices will be deemed to have been received on the date of delivery or on the third Business Day after mailing in accordance with this Section.

       11.3. Attorneys' Fees. In the event of any action or suit based upon or arising out of any alleged breach by any party of any representation, warranty, covenant or agreement contained in this Agreement, the prevailing party will be entitled to recover reasonable attorneys' fees and other costs of such action or suit from the other party.

       11.4. Right to Specific Performance. The Partnership acknowledges that the unique nature of the Partnership Interests to be purchased by Buyer pursuant to this Agreement renders money damages an inadequate remedy for the breach by Seller of its obligation to consummate the transactions provided under this Agreement, and Seller agrees that in the event of such breach, Buyer will upon proper action instituted by it, be entitled to a decree of specific performance of this Agreement.

       11.5. Waiver. This Agreement or any of its provisions may not be waived except in writing. The failure of any party to enforce any right arising under this Agreement on one or more occasions will not operate as a waiver of that or any other right on that or any other occasion.

       11.6. Captions. The article and section captions of this Agreement are for convenience only and do not constitute a part of this Agreement.

       11.7. CHOICE OF LAW. THIS AGREEMENT AND THE RIGHTS OF THE PARTIES UNDER IT WILL BE GOVERNED BY AND CONSTRUED IN ALL RESPECTS IN ACCORDANCE WITH THE LAWS OF THE STATE OF COLORADO, WITHOUT REGARD TO THE CONFLICTS OF LAWS RULES OF COLORADO.

       11.8. Terms. Terms used with initial capital letters will have the meanings specified, applicable to both singular and plural forms, for all purposes of this Agreement. The word "include" and derivatives of that word are used in this Agreement in an illustrative sense rather than limiting sense.

       11.9. Rights Cumulative. All rights and remedies of each of the parties under this Agreement will be cumulative, and the exercise of one or more rights or remedies will not preclude the exercise of any other right or remedy available under this Agreement or applicable law.

       11.10. Further Actions. The Partnership and Buyer will execute and deliver to the other, from time to time at or after the Closing, for no additional consideration and at no additional cost to the requesting party, such further assignments, certificates, instruments, records, or other documents, assurances or things as may be reasonably necessary to give full effect to this Agreement and to allow each party fully to enjoy and exercise the rights accorded and acquired by it under this Agreement.

       11.11 Time. Time is of the essence under this Agreement. If the last day permitted for the giving of any notice or the performance of any act required or permitted under this Agreement falls on a day which is not a Business Day, the time for the giving of such notice or the performance of such act will be extended to the next succeeding Business Day.

       11.12. Late Payments. If either party fails to pay the other any amounts when due under this Agreement, the amounts due will bear interest from the due date to the date of payment at the annual rate publicly announced from time to time by The Bank of New York as its prime rate (the "Prime Rate") plus 3%, adjusted as and when changes in the Prime Rate are made.

       11.13. Counterparts. This Agreement may be executed in counterparts, each of which will be deemed an original.

       11.14. Entire Agreement. This Agreement (including the Schedules and Exhibits referred to in this Agreement, which are incorporated in and constitute a part of this Agreement) and the Transaction Documents contain the entire agreement of the parties and supersedes all prior oral or written agreements and understandings with respect to the subject matter. This Agreement may not be amended or modified except by a writing signed by the parties.

       11.15. Severability. Any term or provision of this Agreement which is invalid or unenforceable will be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining rights of the Person intended to be benefited by such provision or any other provisions of this Agreement.

       11.16. Construction. This Agreement has been negotiated by Buyer and Seller and their respective legal counsel, and legal or equitable principles that might require the construction of this Agreement or any provision of this Agreement against the party drafting this Agreement will not apply in any construction or interpretation of this Agreement.

       11.17 Expenses. Except as otherwise expressly provided in this Agreement, each party will pay all of its expenses, including attorneys' and accountants' fees, in connection with the negotiation of this Agreement, the performance of its obligations and the consummation of the transactions contemplated by this Agreement.

       11.18 Buy/Sell Provisions. Buyer and Seller expressly agree that this Agreement is a negotiated arrangement between the parties and is not intended to be governed by or to implement Section 9.6 of the Partnership Agreement.

The parties have executed this Agreement as of the day and year first above written.



                                   SELLER:

                                   JOSLIN COMMUNICATIONS CORP.

                                   By:
                                      ---------------------------------
                                           Raymond E. Joslin
                                           President


                                   BUYER:

                                   TCID OF PUERTO RICO, INC.

                                   By:
                                      ---------------------------------
                                           Adam N. Singer
                                           President

         AMENDMENT NO. 1 TO THE PARTNERSHIP INTEREST PURCHASE AGREEMENT


Amendment No. 1 (the "Amendment") dated February 28, 1997 by and between TCID of Puerto Rico, Inc. ("Buyer") and Joslin Communications Corp. ("Seller").

                                    RECITALS

Buyer and Seller entered into the Partnership Interest Purchase Agreement dated as of January 10, 1997 (the "Agreement").

The parties wish to amend the Agreement as provided herein.

                                   AGREEMENT

In consideration of the above recitals and the mutual agreements set forth in this Amendment, the parties agree as follows:

1.  TCID Note.

    Section 1.38 of the Agreement is hereby amended in its entirety to read as follows:

    1.38 TCID Note. The note dated as of June 8, 1987, payable by Joslin to TCI Development Corp. in the principal amount of $83,000. The outstanding balance of principal and interest under the TCID Note is $223,176.36 as of January 31, 1997. The outstanding balance of principal and interest under the TCID Note will be $228,890.44 as of April 1, 1997. The TCID Note will continue to accrue interest until paid in full at the rate of $64.75 per day from April 2, 1997 through June 8, 1997 and at the rate of $66.42 from June 9, 1997 through September 8, 1997 and thereafter as provided in the TCID Note.

2.  Purchase Price.

    Section 3.1 of the Agreement is hereby amended in its entirety to read as follows:

    3.1 Purchase Price. Buyer shall pay to Seller for the Partnership Interests an amount equal to Twelve Million Seven Hundred Thousand Dollars ($12,700,000) (the "Purchase Price"), subject to adjustment as provided in Section 3.2. Such consideration will be paid by wire transfer of immediately available funds in consideration of the sale of the Partnership Interests to Buyer as follows:

            (a) Twelve Million Three Hundred Nineteen Thousand Two Dollars ($12,319,002), less 50% of the Closing Incentive as provided in Section 6.17 and less principal and accrued interest due under the TCID Note, will be paid on the Closing Date, and

            (b) Three Hundred Eighty Thousand Nine Hundred Ninety-Eight Dollars ($380,998) (the "Holdback Amount"), subject to adjustment as provided below and to Seller's obligation under
                  Section 10.2, will be paid by Buyer to Seller on the date or dates prescribed by Section 3.2.

3.  Property Taxes.

    Section 3.2.1 of the Agreement is hereby amended in its entirety to read as follows:

          3.2.1 After the date of this Agreement, Jose A. Romero and any other persons designated by him and approved by the Partnership, shall commence negotiations on behalf of the Partnership with Centro Recaudaciones de Impuestos Municipiales ("CRIM") to determine the Partnership's liability for property taxes for all periods prior to Closing. (The amount of property taxes for all periods through December 31, 1996, net of discounts for prompt payment made at or after the Closing Date, agreed to by the Partnership and CRIM is referred to as the "Agreed Taxes.") Buyer shall pay the Agreed Taxes at or after Closing. If the amount of Agreed Taxes exceeds $2,098,422 [amount of accrual], Buyer shall apply a portion of the Holdback Amount equal to 50% of such excess ("Seller's Tax Payment") to pay the Agreed Taxes. If the amount of the Agreed Taxes is less than $2,098,422, Buyer shall pay to Seller an amount equal to 50% of the positive difference between the Agreed Taxes and $2,098,422 ("Seller's Tax Benefit"). Within 10 Business Days after CRIM has agreed upon the amount of the Agreed Taxes (but in no event prior to Closing), Buyer shall pay to Seller $201,561 either less the Seller's Tax Payment or plus the Seller's Tax Benefit, plus interest calculated pursuant to Section 3.2.4 less 50% of the Holdback Incentive due to Jose A. Romero and Adalberto Velez pursuant to Section 6.17.

4.  Interest.

   Section 3.2.4 is hereby amended in its entirety to read as follows:

          3.2.4 The portions of the Holdback Amount paid to Seller pursuant to Sections 3.2.1, 3.2.2 or 3.2.3 shall bear interest from and including the Closing Date through the day prior to the date paid to Seller at 5% per annum. No interest shall be payable on Seller's Tax Benefit.

          3.2.5 Buyer agrees that there shall be no further reductions in the Purchase Price based upon balance sheet items contained in the November 30, 1996 financial statements of the Partnership beyond those specifically provided in Section 3.2, and that Buyer is acquiring the Partnership Interests subject to all liabilities shown on the balance sheet included in such financial statements.

5.  Headend Lease.

    Section 6.3.1 is hereby amended in its entirety to read as follows:

          6.3.1 Seller will use its commercially reasonable efforts to obtain, as soon as possible, all the Required Consents, in form and substance satisfactory to Buyer. Buyer will cooperate with Seller to obtain all Required Consents, but Buyer will not be required to agree to any changes in, or the imposition of any condition to the transfer to Buyer of, any Contract or Governmental Permit as a condition to obtaining any Required Consent. Seller and Buyer shall share equally any out-of-pocket expenses incurred in securing the Required Consents. Notwithstanding the foregoing, Buyer shall be solely responsible for the payment of any increase in rent under the lease of the Caguas headend site described in Schedule 6, page 2, Item 1 as agreed to between Buyer and the landlord.

6.  Plant Condition.

    Buyer has performed an initial review of the aerial and underground plant associated with the System. Buyer hereby waives all claims, if any, against Seller with respect to the quality of the plant and agrees to take the plant "as is" at Closing.

7.  Copyright Fees.

    Article 6 is hereby amended to add the following new section:

    6.20     Copyright Fees.

             At Closing, Buyer shall advance to the Partnership funds to pay, at Closing, the copyright fees and interest due by the Partnership for the last seven copyright periods (collectively, the "Copyright Fees"). At Closing, Seller shall cause the Partnership to file all copyright filings for the last seven copyright periods and pay all Copyright Fees advanced by Buyer. The amount of Copyright Fees (including interest through January 15, 1997) equals





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
             $695,023. The Copyright Fees shall continue to accrue interest at the promulgated rate until paid.

8.     Article 8 is hereby amended by deleting Section 8.2.12 in its entirety.

9.     Incentive Payments.

       Section 6.17.1 is hereby amended in its entirety to read as follows:

             6.17.1 The "Incentive Base" shall equal $25,400,000 less $762,000 less all closing costs incurred by Buyer or Seller.

10. Except as amended hereby, the Agreement shall continue unmodified and unamended and in full force and effect.

The parties have executed this Agreement as of the day and year set forth above.



                                           SELLER:

                                           JOSLIN COMMUNICATIONS CORP.

                                           By:
                                              ---------------------------------
                                                   Raymond E. Joslin
                                                   President


                                           BUYER:

                                           TCID OF PUERTO RICO, INC.

                                           By:
                                              ---------------------------------
                                                   Gregory B. Armstrong
                                                   Vice President





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